Exhibit (e)(a)

          ADDENDUM TO AMENDED AND RESTATED DISTRIBUTION AGREEMENT DATED
                                NOVEMBER 1, 2000
                                     BETWEEN
                        ALPS MUTUAL FUNDS SERVICES, INC.
                                       AND
                                 WESTCORE TRUST


     THIS ADDENDUM is made as of March 30, 2001, by and between ALPS Mutual Funds Services, Inc. ("ALPS"), and the Westcore Trust, a Massachusetts business trust (the "Trust").

     WHEREAS, ALPS and the Trust have entered into an Amended and Restated Distribution Agreement (the "Agreement") dated November 1, 2000;

     WHEREAS, Effective April 2, 2001, ALPS, as distributor, will change its name to ALPS Distributors, Inc.

     WHEREAS, in light of the foregoing, ALPS and the Trust wish to modify the provisions of the Agreement to reflect the change in the name of ALPS to ALPS Distributors, Inc.

     NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

     1. ALPS DISTRIBUTORS, INC. All references to ALPS Mutual Funds Services, Inc. within the Agreement shall be replaced with references to ALPS Distributors, Inc.

     2. REMAINDER OF THE AGREEMENT. All other provisions of the Agreement shall remain unchanged.

     IN WITNESS WHEREOF, this Addendum has been executed by a duly authorized representative of each of the parties hereto as of the date of the Addendum first set forth above.


ALPS Mutual Funds Services, Inc.            Westcore Trust


By: /s/ Thomas A. Carter                    By: /s/ Jack D. Henderson
    ----------------------------                --------------------------------
Name:  Thomas A. Carter                     Name:  Jack D. Henderson
Title: Chief Financial Officer              Title: Vice President